Exhibit 14.2

Code of Ethics

600 Madison Avenue,
Suite 1800
New York, NY 10022
www.silverspikecap.com
Roxanne Jenkins, CCO:
roxy@silverspikecap.com

December 2023

Table of Contents

1)	Introduction	3

2)	Standards of Business Conduct	3

3)	Policy Statement on Insider Trading	4

4)	Procedures To Implement Policy Against Insider Trading	5

5)	Personal Account Dealings	6

6)	Gifts and Entertainment	7

7)	Political Contributions	9

8)	Outside Business Activities	10

1)	Introduction

This Code of Ethics (the “Code”) has been developed by Silver Spike Capital, LLC (“Silver Spike,” “SSC,” or “Firm”) to provide a set of rules and principles to ensure the Firm and its Supervised Persons meet the obligation to place Clients’ interests before those of the Firm and its Supervised Persons and to ensure all conflicts of interest are managed fairly.

Adherence to the Code of Ethics and related restrictions on personal investing is considered a basic condition of employment for Supervised Persons of Silver Spike.

All Supervised Persons are required to follow ethical principles of openness, integrity, honesty, and trust. All Supervised Persons are expected to follow this Code and comply with all applicable laws. While not expected to know the details of each law governing Silver Spike’s business, all Supervised Persons are expected to be familiar with the company-wide policies and procedures as they apply to their role at Silver Spike and when in doubt, to seek advice from supervisors, or other appropriate personnel.

Should any questions about this Code, or any of Silver Spike’s other policies, or how to comply with the law in a certain situation arise, it is required that Supervised Persons immediately bring questions to the Chief Executive Officer (“CEO”) or Chief Compliance Officer (“CCO”).

Although Silver Spike will not retaliate against anyone for making a good faith report, failure to report violations may lead to appropriate disciplinary action.

Failure to adhere to these standards could expose a Supervised Person to sanctions imposed by Silver Spike, regulators, or law enforcement officials. Sanctions may include disgorgement of profits, suspension or termination of employment, or criminal or civil penalties. If there is any doubt as to whether a Federal or State securities law applies, Supervised Persons should consult with the CCO.

Silver Spike will hold new employee training that will cover topics covered in this Code. Silver Spike will remind Supervised Persons on an ongoing basis of their obligations under this Code and will require annual recertification that each Supervised Person has re-read, understands and has complied with the Code.

Test Procedure	Frequency	Assignee
For the period under review, confirm that SSC held new employee training that covered topics covered in the Code of Ethics.	Annually	Roxanne Jenkins
For the period under review, confirm that SSC received certification that each Supervised Person has re-read, understands and has complied with the Code of Ethics.	Annually	Roxanne Jenkins

2)	Standards of Business Conduct

Supervised Persons must at all times comply with the following standards of business conduct to ensure Silver Spike meets its fiduciary obligations and those of its Supervised Persons:

•
Clients Come First. Supervised Persons owe Clients a duty of loyalty and must avoid serving the Adviser’s or their own personal interests ahead of the Clients’. A Supervised Person may not induce or cause a Client to take action, or not to take action, for the Firm’s or the Supervised Person’s own benefit rather than for the benefit of the Client. The Firm must make full and fair disclosure of all material facts related to the investment, particularly where the interests of the Firm or a Supervised Person may conflict with those of a Client.

•
Avoid Taking Advantage. Supervised Persons may not trade on the basis of inside information, usurp investment opportunities that should properly be made available to the Firm’s Clients, or otherwise use their knowledge of the Firm’s investment activities to profit on such activities at the expense of the Firm’s Clients.

•
Avoid Inappropriate Relationships. In addition, Supervised Persons must avoid engaging in outside business activities and the receipt of investment opportunities, perquisites, or gifts from persons seeking to do business with the Firm that could call into question a Supervised Person’s ability to exercise independent judgment in the best interests of the Firm’s Clients.

•	Compliance with Applicable Law. Supervised Persons must comply with all laws that apply to the business of the Firm.

Doubtful situations should always be resolved in favor of the Client. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any activities that indicate an abuse of these governing principles.

3)	Policy Statement on Insider Trading

Section 204A of the Advisers Act requires that all investment advisers establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of the business, to prevent the misuse of material, non-public information by the adviser or any person associated with the adviser.

Silver Spike forbids any Supervised Persons from trading, either personally or on behalf of others, including Funds, based upon Material Non-Public Information (“MNPI”) about a publicly traded security, or communicating MNPI to others in violation of the law. This conduct is frequently referred to as “insider trading.” Silver Spike’s policy applies to every Supervised Person and extends to activities within and outside their duties at Silver Spike.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of MNPI to trade in securities (whether or not one is an “insider”) or the communications of MNPI to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:
•	trading by an insider, while in possession of MNPI;
•
trading by a non-insider, while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating MNPI to others (i.e. “tipping”).

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any Supervised Person has any questions they should consult the CCO.

Who is an Insider?
The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and as a result are given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Silver Spike may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?
“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Supervised Persons should consider material includes, but is not limited to:
•	merger or acquisition proposals or agreements;
•	news of a significant sale of assets or the disposition of a subsidiary;
•	liquidation problems;
•	major contract awards;
•	the gain or loss of a substantial customer or supplier;
•	pricing changes or discount policies;
•	notice of issuance of patents;
•	significant new products, processes or discoveries;
•	major litigation or regulatory inquiries;
•	extraordinary management developments;
•	earnings estimates (or results);
•	changes in previously released earnings estimates;
•	current financial performance;
•	changes in dividend amounts or policies or the declaration of a stock split or the offering of additional securities; and/or
•	significant write-offs or restatements.

What is Non-Public Information?
Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. Common examples of non-public information include information provided to a select group of analysts that is not made available to the investment community at large, information about a company that has not been disseminated by such company in a press release, or information received as a “tip” from a person who owes a duty of trust or confidentiality with respect to such information.

Penalties for Insider Trading
Any violation of this policy statement can be expected to result in serious sanctions by Silver Spike, which may include dismissal of the persons involved.

Penalties for trading on or communicating MNPI are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if they do not personally benefit from the violation. Penalties include:
•	civil injunctions;
•	treble damages (triple the amount of compensatory/actual damages);
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited; and
•	fines for the employer or other controlling person of up to the greater of $100,000 or three times the amount of the profit gained or loss avoided.

4)	Procedures To Implement Policy Against Insider Trading

The following procedures have been established to aid Supervised Persons in avoiding insider trading and to aid Silver Spike in preventing, detecting and imposing sanctions against insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If employees have any questions about these procedures, they should consult the CCO.

Identifying Insider Information
•
Before engaging in personal trading or trading for Funds in the securities of a company which has publicly traded securities (even if the information relates to such company’s non-publicly traded securities), Supervised Persons should ask the following questions about any information that may be MNPI prior to communicating such information to any person other than the CCO:

•
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•
Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace (e.g., by being published in Reuters, the Wall Street Journal or other publications of general circulation or made available broadly to security holders)?

•	Has this information been obtained from a company or from another source (including an immediate family member) as a result of a breach of a duty of trust or confidence by that source?
•
If, after consideration of the above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

•	The matter should be reported immediately to the CCO.
•	The securities should not be purchased or sold personally or on behalf of a Fund or for any of the Supervised Person’s Personal Accounts;
•	The information should not be communicated inside or outside Silver Spike, other than to the CCO.
•	After the CCO has reviewed the issue or consulted with counsel (as the CCO deems appropriate), the CCO will determine whether to:
•	continue the restriction on trading in such securities (by placing the security on the Restricted List (as defined below);
•	permit trading in such securities and communication of the information (either in Personal Accounts or Fund accounts);
•
create an “ethical wall” to limit the information to certain Supervised Persons and instruct the Supervised Person that they may communicate the information only to Supervised Persons that are appropriately “walled off” by confidentiality agreement or otherwise; or

•	take any other action the CCO deems appropriate.

Restricting Access to MNPI
If a Supervised Person is in possession of information that they have identified as material and non-public, such information may not be communicated to anyone, including persons within Silver Spike, except as permitted by the CCO (who may authorize other Supervised Persons to be put behind an “ethical wall”). In addition, care should be taken so that such information is secure. For example, files containing MNPI should be sealed; access to computer files containing MNPI should be restricted.

Resolving Issues Concerning Insider Trading
If after consideration of the items set forth above doubt remains as to whether such information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

Officers, Directors and Employees of Public Companies
Certain Investors may serve as officers or on the Boards of publicly traded companies, which could potentially fall within Silver Spike’s investment universe. As such, Supervised Persons must be careful in speaking to such Investors to ensure that Silver Spike does not receive any material, non-public information. In the event any Supervised Person receives material, non- public information, such Supervised Person is required to follow the guidelines and procedures relating to the handling and sharing of such information as contained in this manual.

Test Procedure		Frequency	Assignee
For the period under review:		Quarterly	Roxanne Jenkins
(1)	verify that SSC has maintained a restricted list of publicly traded investments.
(2)	verify that no Supervised Person at SSC has traded an investment that was on the restricted list.

5)	Personal Account Dealings

Rule 204A-1 of the Investment Advisers Act of 1940 requires certain Supervised Persons of a Registered Investment Adviser, deemed “Access Persons” to report their personal Securities Transactions and holdings. Rule 204A-1 defines an Access Person as any Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Silver Spike has deemed all Supervised Persons as Access Persons. Therefore, all Supervised Persons of Silver Spike are both Supervised Persons and Access Persons, and all sections of this Code apply to all Supervised Persons. This Code covers the personal investments of all Supervised Persons and their Immediate Family Members (e.g., persons sharing the same household as the Supervised Person, see Appendix A for further detail) as required by Rule 204A-1. Therefore, each Supervised Person and their Immediate Family Members must conduct all personal investments consistent with this Code.

Rule 204A-1 has certain requirements for all Registered Investment Advisers. Their Access Persons must
•	report securities holdings, at the time the person becomes an access person and at least once a year thereafter; and
•	disclose each quarter their personal Securities Transactions no later than 30 days after the close of the calendar quarter.

Initial Account and Holdings Disclosure Requirement:
Within 10 calendar days of a Supervised Person’s start date, the Supervised Person is required to disclose all brokerage accounts in which they have Beneficial Ownership, including but not limited to accounts owned by Immediate Family Members. Supervised Persons must allow brokers or financial institutions to provide duplicate confirmations and statements directly to Silver Spike in accounts that can hold Reportable Securities (see Exceptions below for Discretionary Management by Third Parties). If a Supervised Person’s broker is unwilling or unable to provide duplicate confirmations and statements, the Supervised Person is required to provide them to Silver Spike’s CCO.

Within 10 calendar days of a Supervised Person’s start date, all holdings in Reportable Securities that are beneficially owned by the Supervised Person must be disclosed, excluding those managed by a Third Party. Holdings information must be current as of 45 days prior to the Supervised Person’s start date.

Ongoing Disclosure Requirements
Accounts: Supervised Persons must promptly disclose any newly opened accounts under their Beneficial Ownership, including those owned by Immediate Family Members, that have the ability to hold Reportable Securities.

Transactions/Holdings: Supervised Persons must ensure that the CCO receives duplicate statements and trade confirmations for all Reportable Securities (see Exceptions below for Discretionary Management by Third Parties) in one of the three ways listed below:
1.
Electronic feeds – Supervised Persons are encouraged to deal through brokers that provide Compliance with trade confirmations and holdings via electronic feed. This provides Compliance with the most timely and accurate account information.

2.
Broker delivery of duplicate confirmations and statements – In jurisdictions where applicable, Supervised Persons should allow for brokers to provide delivery of duplicate confirmations and statements directly to Compliance. Compliance staff will enter trade details for Supervised Persons that utilize this option.

3.
Supervised Person upload of confirmations and statements – If neither of the above options is possible, Supervised Persons are required to enter trade details into the Firm’s compliance management system, MyComplianceOffice (“ACA Compliance Alpha”) and upload the trade confirmation (or quarterly statement).

Attestation Requirements:
Annually:
•	Account Attestation (For Accounts that have the ability to hold Reportable Securities)
•	Holdings Attestation (For Reportable Securities)

Quarterly:
•	Quarterly Trades Attestation (For Reportable Securities)

Private Placements and Initial Public Offerings (IPOs)
Supervised Persons must request pre-approval prior to investing in a private placement or limited offering by submitting a request in ACA Compliance Alpha.

No Supervised Person shall acquire any security issued in any limited or private offering (please note that hedge funds are sold as limited or private offerings) unless Silver Spike gives express prior written approval. In determining whether approval should be given, Silver Spike may take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is offered to the individual by virtue of his or her position with Silver Spike.

Rule 204A-1 requires Access Persons to request approval before investing in an Initial Public Offering (“IPO”). Supervised Persons must submit this request in ACA Compliance Alpha.

Exceptions:
Rule 204A-1 permits two exceptions that are applicable to Silver Spike related to personal securities reporting in Reportable Securities. No disclosures are required:

•	with respect to transactions effected pursuant to an Automatic Investment Plan; or
•	with respect to securities held in accounts over which the access person had no direct or indirect influence or control

In order to rely upon this provision, Supervised Persons are required to certify on a periodic basis that they do not have ability to influence or control investment decisions made for the managed account.

Additional Restrictions for Personal Account Dealings Established by Silver Spike
Silver Spike maintains a Restricted List that is available to all Supervised Persons and is maintained electronically by the CCO or Designee. Silver Spike believes the use of a Restricted List is appropriate due to the nature of its investments in order to prevent the use of nonpublic information by Silver Spike or its Supervised Persons. Silver Spike believes the use of a Restricted List will be infrequent. Supervised Persons are responsible for ensuring they do not trade in a security on the Restricted List.

Once a company is on the Restricted List, any trading in a Client or Supervised Person account will be restricted until the security has been removed from the list.

Silver Spike utilizes its Restricted List to prohibit insider trading by Silver Spike and its Supervised Persons. Employee holdings are reviewed quarterly against the Restricted List for non-compliance.

Test Procedure	Frequency	Assignee
For the period under review, confirm that all Supervised Persons and their Immediate Family Members:	Quarterly	Roxanne Jenkins
(1) reported securities holdings, at least once a year.
(2) disclose each quarter their personal Securities Transactions no later than 30 days after the close of the calendar quarter.
For the period under review, confirm that all employees have attested to not investing in IPOs that have not been pre-approved.	Quarterly	Roxanne Jenkins
For the period under review, confirm that within 10 calendar days of a Supervised Persons start date, the Supervised Person has disclosed all brokerage accounts and all holdings in reportable securities.
	Quarterly	Roxanne Jenkins
For the period under review, confirm that all Supervised Persons have attested to accounts they hold and holdings in those accounts, as well as their trade activity.	Quarterly	Roxanne Jenkins
For the period under review, confirm that all Supervised Persons have requested pre-approval prior to investing in a private placement or limited offering by submitting a request in ACA Compliance Alpha. Note that this review is completed when an employee submits their annual attestation of investments, including private placements. Any new private placements should have a corresponding approval documented. Note where the documentation is saved of non-compliance, if applicable.
	Annually	Roxanne Jenkins
For the period under review, confirm that all Access Persons that have invested in an IPO have submitted a request to do so in ACA Compliance Alpha before investing.	Quarterly	Roxanne Jenkins
For the period under review, confirm that Supervised Persons have certified that they do not have ability to influence or control investment decisions made for any applicable managed accounts.	Quarterly	Roxanne Jenkins

6)	Gifts and Entertainment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipient’s independent business judgment.

Supervised Persons are required to follow the standards below regarding the acceptance or giving of gifts and entertainment with respect to all Business Partners. Supervised Persons are expected to avoid any gifts or entertainment that:

•	could create an apparent or actual conflict;
•	is excessive or would reflect unfavorably on Silver Spike or its Clients; or
•	would be inappropriate or disreputable in nature.

Supervised Persons may not take advantage of their position by requesting a gift or discount. They must not:
•
Receive cash, cash equivalents, loans or personal services on behalf of Silver Spike, even if these fall within the limits outlined above. This includes gift cards or certificates if they can be redeemed for cash; or

•	Receive special discounts unless they are available to all other Supervised Persons (e.g., a discount coupon from a retail store).

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible.

Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

A “Gift” is anything of value that is given with the intent or perceived intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or event tickets if the giver does not attend. No Supervised Person may receive any gift, service or other thing of excessive value from any person or entity that does business with or on behalf of Silver Spike. No Supervised Person may give or offer any gift of excessive value, determined to be amounts in excess of $500, to existing Clients, prospective clients, or any entity that does business with or on behalf of Silver Spike without pre-approval by the CCO. Supervised Persons may not accept a Gift of cash or a cash-equivalent in any amount.

“Entertainment” is a meeting, meal, or other activity where both the Supervised Person and the business partner are present and have the opportunity to discuss business or any participant’s employer bears the cost. It does not include events that have been organized by Silver Spike directly, such as receptions following an industry gathering or multi-client entertainment. If the business partner will not be present for the event, it will be considered a Gift.

No Supervised Person may provide or accept extravagant or excessive entertainment to or from a Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Silver Spike. A Supervised Person may provide or accept a business entertainment event, such as dinner, a sporting event, golf outings, etc. provided that such activities involve no more than customary amenities and the person or entity providing the entertainment is present.

While there is no maximum amount for how much may be spent or received by a Supervised Person for entertainment, Supervised Persons are expected to use good judgement and refrain from giving or accepting any entertainment that is or may be perceived as lavish or extravagant. The CCO will review expenses for excessive or extravagant entertainment expenses.

A “Business Partner,” for the purpose of this Code, includes all current Clients, portfolio companies, and vendors with which Silver Spike conducts business, any potential clients, portfolio companies, or vendors with whom Silver Spike could engage in business, any registered broker-dealers, and any firms under contract to do business with Silver Spike.

Exempt from Disclosure of Gifts and Entertainment Requirement
For the purposes of disclosure of gifts and entertainment the following are exempt:
•	Usual and customary promotional items (e.g., t-shirts, caps, or pens marked with the vendor’s logo);
•	Gifts ($500 or less) or entertainment of nominal value;
•	Attendance and participation at industry sponsored events; or
•	Usual and customary gifts given to or by Supervised Persons based on a personal relationship (e.g., the vendor and Supervised Person have a family relationship that preceded interaction at the Firm).

Approval Process
Any Gift or Entertainment whose value exceeds the relevant stated limit listed above, or that is otherwise impermissible due to other listed restrictions, constitutes violation of the Code. Any request for an exception must be entered into ACA Compliance Alpha and Silver Spike’s CCO, or Designee, will review and approve or deny any exceptions to the Code.

Anti-Corruption and Anti-Bribery
Under the Foreign Corrupt Practices Act (“FCPA”) Silver Spike could face potentially serious civil and/or criminal penalties for offering, promising, paying, or authorizing any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist Silver Spike in obtaining, retaining, or directing business, including investments in the Funds. As a matter of policy, Silver Spike strictly complies with the FCPA. All Supervised Persons are expected to carefully read this policy and to contact the CCO with any questions.

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Importantly, all government employees are covered by this definition, as are employees of government- owned business entities and sovereign wealth funds. The FCPA does permit certain small “facilitating” or “expediting” payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties (e.g. obtaining permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick- up and delivery; providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government. However, it should be noted that these are narrowly defined exceptions and defenses. The FCPA also prohibits payments to third parties, such as a placement agent, with knowledge that all or a portion of the payment will be passed on to a foreign official. Actual knowledge is not required; constructive knowledge, or the expectation that a person should reasonably know something, is sufficient.

In order to minimize the chance that Silver Spike could violate the FCPA or similar foreign laws, Supervised Persons must obtain the written approval of the CCO prior to making any payment or giving certain gifts or other thing of value (including paying for entertainment or travel related expenses), or offering to do the same, to any:

•	official of a foreign government;
•	employee of any government-controlled foreign business;
•	sovereign wealth fund, employee or representatives of a sovereign wealth fund, or third party associated with a sovereign wealth fund’s investment process or investment due diligence; or
•	foreign political party or official or candidate for foreign political office.

This policy applies without regard to the purpose or motivation behind the giving of such payment, gift, or other thing of value. The CCO may consult with legal counsel or outside compliance consultants to determine if such payments, gifts or entertainment would implicate FCPA concerns (or other legal concerns). As a general matter, the giving of any such payments, gifts, or other things of value will not be permitted.

The CCO will document any exceptions to this general policy.

In addition, in the future, to the extent Silver Spike utilizes placement agents or other intermediaries to solicit Investors in foreign countries, the CCO will review placement agent agreements for appropriate written representations, including, among other things, that the placement agent or other intermediary will act in accordance with U.S. and foreign laws, including the FCPA. Silver Spike also requires placement agents or other intermediaries that solicit investors in foreign countries to disclose to Silver Spike any relationships with foreign government officials in the country in which it will operate. The CCO must expressly authorize the placement agents or intermediaries to solicit investments in foreign countries. Further, Silver Spike requires that placement agents immediately notify the CCO if they have reason to believe an employee of the placement agent has engaged in activities that violate the FCPA. The CCO may work with legal counsel or outside compliance consultants to determine the appropriate course of action if so notified. Finally, on a periodic basis, the CCO will require such placement agents or intermediaries to renew appropriate representations relating to compliance with the FCPA.

Silver Spike reviews its policies and procedures with respect to the FCPA with Supervised Persons as part of Silver Spike’s periodic compliance training.

Test Procedure	Frequency	Assignee
For the period under review, confirm that the CCO reviewed expenses for excessive or extravagant entertainment expenses. To the extent that expenses are requested for reimbursement, state where documentation of such review exists.
	Quarterly	Roxanne Jenkins
For the period under review, document any known non-compliance.
For the period under review, note any requests for gift limit exception entered into ACA Compliance Alpha and the confirmed approval of Silver Spike’s CCO, or Designee.
	Annually	Roxanne Jenkins
For the period under review, document any exception to the no gifts to Foreign Officials rule. If applicable, state where the written approval of the CCO is located.	Annually	Roxanne Jenkins
For the period under review, if SSC utilized placement agents or other intermediaries to solicit Investors in foreign countries, verify that the CCO reviewed placement agent agreements for appropriate written representations. State where the CCO has expressly authorized the placement agents to solicit investments in foreign countries. To the extent applicable, ensure that the CCO has required such placement agents to renew appropriate representations relating to compliance with the FCPA.
	Annually	Roxanne Jenkins

7)	Political Contributions

Silver Spike has implemented the following restrictions to adhere to the “Pay-to-Play” Rule (Rule 206(4)-5) and to mitigate any associated risks.

Supervised Persons and their Immediate Family are prohibited from making political contributions without preapproval by the CCO. Preapproval for contributions to individual candidates, incumbents, political action committees, and similar vehicles must be requested in ACA Compliance Alpha.

Upon commencement of employment, the CCO, or an appropriate Designee, will request reporting of all recent political contributions. The disclosure should include contributions made by Immediate Family as well. The report should include the individual or election committee receiving the contribution, the office for which the individual is running, the current elected office held (if any), the dollar amount of the contribution or value of the donated item and whether or not the Supervised Person is eligible to vote for the candidate.

Test Procedure	Frequency	Assignee
For the period under review, note if there were any political contribution preapprovals.	Annually	Roxanne Jenkins
For the period under review, confirm that all new hires submitted their attestation of all recent political contributions of themselves and their Immediate Family in ACA Compliance Alpha.	Annually	Roxanne Jenkins

8)	Outside Business Activities

Supervised Persons must not engage in activities that create, or appear to create, conflict of interest or otherwise might jeopardize the integrity or reputation of Silver Spike. Supervised Persons are prohibited from receiving compensation from third parties for speaking engagements on investment-related topics. Additionally, certain outside business activities (“OBAs”) require pre- approval. Supervised Persons should promptly notify the CCO of any other circumstances arising that may create, or appear to create, a conflict of interest or otherwise may jeopardize the integrity or reputation of the Firm or its clients.

Without receiving approval via ACA Compliance Alpha, no Supervised Person shall:
•
accept, directly or indirectly, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Firm or a Client from any Person, firm, corporation or association, other than the Firm or an affiliate thereof; or

•
acquire, directly or indirectly, any equity or other ownership or financial interest in any other organization engaged in any securities, financial or related business, except for (i) a minority equity or other ownership or other financial interest in any business that is publicly traded, or (ii) an equity or other ownership or financial interest through any account over which the Supervised Person has no direct or indirect influence or control.

Supervised Persons must receive approval via ACA Compliance Alpha prior to engaging in any outside business activity:
•	that involves a significant amount of time or provides a significant amount of income;
•	that is investment-related, including activities on behalf of a non-profit;
•	that involves service on the board of directors of a publicly traded company (will generally not be permitted);
•	that involves serving as an employee, independent contractor, sole proprietor, officer, director or partner of a for-profit business;
•	that involves serving as a director, officer or executive management of a non-profit entity or performing investment- related functions on its behalf; or
•
that involves engaging in any other outside employment or activity (paid or unpaid) that may give rise to a conflict with Silver Spike, one of its Funds, or Fund Investors or other risk (e.g., operating a blog that provides financial advice).

At all times, the interests of the Firm and its Clients take priority over the outside business activities of Supervised Persons. An outside business activity may never:
•	present a substantial risk of confusing Clients or the public as to the capacity in which the Supervised Person is acting;
•	pose a reputational risk for the Firm;
•	inappropriately influence a Supervised Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of Silver Spike or its Funds, or a Fund Investor; or
•	involve use of information relating to Silver Spike, any Fund or other proprietary information.

Immediate Family
While Silver Spike does not require pre-approval of the OBAs undertaken by a Supervised Person’s Immediate Family, the Supervised Person must contact the CCO if they believe the outside activity by their Immediate Family could create or appear to create a conflict of interest or otherwise may jeopardize the integrity and reputation of Silver Spike.

Test Procedure	Frequency	Assignee
For the period under review, note if any requests for outside business activities were granted pre-approval.
For the period under review, note any instance and the conclusion of the instance, where a Supervised Person contacted the CCO because the OBA of their Immediate Family could create or appear to create a conflict of interest.
	Annually	Roxanne Jenkins

Appendix A - Glossary

Access Person - Access Persons are Supervised Persons who:
•	have access to non-public information regarding Silver Spike’s Funds, or non-public information regarding the portfolio holdings of any of Silver Spike’s Funds, or any Silver Spike services;
•	are involved in making investment recommendations to Clients, or have access to such recommendations that are non- public;
•
in connection with their regular functions or duties, make, participate in or obtain information regarding transactions in Silver Spike’s Funds or their functions relate to the making of any recommendations with respect to Silver Spike’s Funds;

•
are personnel, such as client service representatives, administrative and technical staff, who may qualify as Access Persons if their job functions give them access to material non-pubic information or client or fund information;

•	are any other person designated by the CCO as necessary.

Account – Any accounts in which Securities (as defined below) transactions can be effected including:
•	any accounts held by any Supervised Person;
•	accounts of the Supervised Person’s Immediate Family members (any relative by blood or marriage) living in the Supervised Person’s household or is financially dependent;
•	accounts held by any other related individual over whose account the Supervised Person has discretionary control;
•	any other account where the Supervised Person has discretionary control and materially contributes; and
•
any account in which the Supervised Person has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Supervised Person has a beneficial interest or exercises investment discretion.

Advisers Act – refers to the Investment Advisers Act of 1940, as amended

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership – The Code applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact the CCO for further guidance.

Practical Application of Beneficial Ownership:
•
You live with your parents: If you live in your parents’ house but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.

•	Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.
•	You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.
•	You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.
•
Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

•
You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

•	You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.
•	You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.
•	You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by the CCO.

Chief Compliance Officer (“CCO”) – The CCO as referenced is Roxanne Jenkins, so designated by Silver Spike. The CCO may designate additional individuals, where appropriate, to operate in the capacity of the CCO as outlined in this Code.

Client – Silver Spike funds and investors within those funds

Code – refers to this Code of Ethics

Designee –a member assigned by the CCO to assist with the monitoring and enforcement of Silver Spike’s Compliance Program. The CCO may appoint employees of Silver Spike, a third-party consultant and/or any other individual or entity the CCO deems appropriate.

Firm – refers to Silver Spike Management

Foreign Corrupt Practices Act (“FCPA”) – refers to the Foreign Corrupt Practices Act of 1977, as amended. The FCPA was enacted for the purpose of making it unlawful for certain classes of persons and entities to make payments to foreign government officials to assist in obtaining or retaining business. Specifically, the anti-bribery provisions of the FCPA prohibit the willful use of the mails or any means of instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Fund - Any fund or business development company managed by Silver Spike

Immediate Family Member of a Supervised Person – means:
•
any of the following persons sharing the same household with the Supervised Person (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or domestic partner;

•
any person sharing the same household with the Supervised Person (which does not include temporary house guests) that holds an account in which the Supervised Person is a joint owner or listed as a beneficiary; or

•	any person sharing the same household with the Supervised Person in which the Supervised Person contributes to the maintenance of the household and material financial support of such person.

Initial Public Offering (“IPO”) - generally refers to when a company first sells its shares to the public

Investor - Investors in at least one Silver Spike fund or fund-related investment vehicle

Material Non-Public Information (“MNPI”) – Any information that has not been publicly disseminated, or that was obtained legitimately while acting in a role of trust or confidence of an issuer or that was obtained wrongfully from an issuer or such person acting in a role of trust or confidence that a reasonable investor would consider important in making a decision to buy, hold or sell a company’s securities. Regardless of whether it is positive or negative, historical or forward looking, any information that a reasonable investor could expect to affect a company’s stock price. Material Nonpublic Information may include:
•	projections of future earnings or losses;
•	news of a possible merger, acquisition or tender offer;
•	significant new products or services or delays in new product or service introduction or development;
•	plans to raise additional capital through stock sales or otherwise;
•	the gain or loss of a significant customer, partner or supplier;
•	discoveries, or grants or allowances or disallowances of patents;
•	changes in management;
•	news of a significant sale of assets;
•	impending bankruptcy or financial liquidity problems; or
•	changes in dividend policies or the declaration of a stock split.

ACA Compliance Alpha – An on-line compliance management application used for Supervised Persons to disclose all personal compliance disclosures including items found in Section 5 - Personal Account Dealing.

Reportable Securities – Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading on behalf of a Supervised Person which the restrictions are designed to mitigate and /or uncover. These include:
•	transactions and holdings in direct obligations of the Government of the United States.
•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
•	shares of money market funds.
•	transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.
•	transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Securities Transactions – The term “Securities Transactions” as used within this Code typically refers to the purchase and/or sale of Securities, (as defined herein), by a Supervised Person. Securities Transactions shall include any gift of Reportable Securities that is given or received by the Supervised Person, including any inheritance received that includes Reportable Securities.

Supervised Person – The Advisers Act defines “Supervised Person” to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.
Also referred to as “Supervised Persons” or “Access Persons” in this Code. Supervised Persons of Silver Spike include all directors, officers, and any other personnel as designated as a Supervised Person by the CCO.

Appendix B – Revision History

Revision Date:	04/2023: Update to CCO
Revision Date:	12/2023: Test Procedure tables added
Revision Date:
Revision Date: